EXHIBIT 10.2

Offer Letter

Strictly Private & Confidential

Kai Ming ZHAO

Dear Mr. Zhao,

I now have pleasure in confirming our offer of a position as Chief Executive Office of Aladdin International, Inc. The terms upon which we make you this offer are as follows:

1.

Salary

Your monthly salary will be USD12,500.00 [our total base salary package will be 12 months per year.] The Company will pay, at its sole discretion, a performance cash bonus against certain performance standards from time to time.

Your remuneration and benefits have been stated gross of tax. Your remuneration and the benefits are subject to U.S. taxes. The Company will be responsible for withholding the individual income tax on your total remuneration and submitting it to the local tax bureau. In the event that you have other sources of income or expense outside of your employment with the Company, You are responsible for ensuring adherence to the tax laws.

2.

Commencement Date

The term of your employment will commence on October 1st, 2015.

3.

Holidays

You are entitled to holidays according to the relevant ordinances and regulations in United States of America ("U.S.") You will be entitled to 15 working days annual leave, accrued monthly. This will be on a pro-rated basis in the first year of your employment.

4.

Office Hours

9:00 am to 6:00 pm Mondays to Fridays with a 1-hour lunch break. Because of the nature of our business there will be occasions on which you will be asked (and expected) to work late or travel outside U.S., sometimes at very short notice.

5.

Duties

Your duties will include but is not limited to reporting to the board of directors; hiring & leading a team of senior managers; setting a budget within organizations giving directions to the employees so that company vision can be fulfill; creating, communicating, and implementing the organization's vision, mission, and overall direction; setting up the strategies in the organization; evaluating the results of the organization Preparing annual operating plans as per the directions set by Board of Directors; submitting the operating plans for approval; setting up long term & short term goals for the organization; evaluating organizations staff performances Inform the important updates to staff & board of directors; oversee the organization & managers operations in compliance with the law & regulations; represent the organization in media & other public events to achieve the organization mission successful; raising funds for the organization; develop fund raising strategies oversees employees in fund raising activities oversees staff in making reports for funders; stay informed about the current trends related to product & services offered by the organization; managing marketing opportunities for the organization; and preparing broad Marketing strategies & directing marketing team to meet the goals.

6.

Probation

Your first three months of employment will be on probation. You will be evaluated during this period, and if, at the end of that time, in the judgment of the Company, you are performing well in your job and have a good attendance record, you will become a permanent employee of the Company.

7.

Notice Period

Within the first month of probation, notice period is not needed on either side. Within the second and third month of probation, one week's notice on either side will be required; thereafter, one month's notice on either side will be necessary.

8.

Confidentiality

During your employment with our Company and after its termination you must keep confidential and must not at any time disclose to any person, firm or company any documents or information relating to our Company, its management or finances, or its business or its affairs, including the business or affairs of our Company's clients, except as authorized in writing by the Company.

You must not at any time misappropriate files or documents of any kind whether on computer, media or otherwise, belonging to our Company or make copies, duplicates or excerpts of these for private purposes.

On termination of your employment, you are required to deliver safely to our Company all documents, including office precedents, data, keys, stationery and items which are our Company's property which may be in your possession or under your control.

9.

Others

You are required to observe the rules and policies of our Company at all times. Such rules and policies include those relating to risk management, trading in securities, non-discrimination and harassment, conflict of interest, anti-money laundering, the use of our Company's computer and information technology resources (including e-mail) and all other rules and policies of our Company. Such rules and policies may be amended, supplemented or otherwise modified from time to time.

Please inform us your decision as soon as possible and by no later than Sept 28th 2015, upon which date this offer will expire. If you decide to accept our offer, please confirm your acceptance in writing as soon as is convenient for you and also inform us the earliest date you could join us.

Yours sincerely

/s/ Ningdi Chen

Director

I accept and agree to the above terms

Signed: /s/ Kai Ming Zhao

Name: Kai Ming Zhao

Date:  October 1, 2015